Exhibit 23.3

Sibille	Telephone	+54-11-4316 5700
Audit	Fax	+54-11-4316 5800
Bouchard 710 - C1106ABL	Internet	www.kpmg.com.ar
Buenos Aires, Argentina
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 2, 2006, except as to Note 22, which is as of June 9, 2006, with respect to the consolidated financial statements of DLS Drilling, Logistics & Services Corporation as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, and to the reference to our firm under the heading “Experts”.
Buenos Aires, Argentina
February 18, 2008
Sibille

Graciela C. Laso
Partner
© 2008 Sibille, a partnership established under Argentine law, a member firm of the KPMG network of independent firms affiliated with KPMG International, a Swiss cooperative. All rights reserved.

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